Exhibit 10.2

August 29, 2019

Rekha Hemrajani

[Address]

Re:Separation Agreement

Dear Rekha:

This letter sets forth the terms of the separation agreement (the “Agreement”) that Arcus Biosciences, Inc. (the “Company”) is offering to you to aid in your employment transition.

1.Separation Date.  Your last day of work with the Company and your employment termination date will be September 30, 2019 (the “Separation Date”).  On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings.  You are entitled to these payments regardless of whether or not you sign this Agreement.

2.Separation Benefits.  Although the Company is not required to provide you any separation benefits, if you timely sign this Agreement, allow the releases set forth herein to become effective and comply with your obligations under this Agreement, then the Company will provide you with the following benefits (the “Separation Benefits”):

(a)Cash Payment.  The Company will pay you the equivalent of four (4) months of your base salary in effect as of the Separation Date, subject to standard payroll deductions and withholdings (“Cash Payment”).  This Cash Payment will be paid in a lump sum on the first regular payday no earlier than one week after the later of (i) the Effective Date (as defined below) or (ii) the Separation Date.

(b)COBRA.  To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits.  Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.  If you timely elect continued coverage under COBRA, the Company will pay your COBRA premiums to continue your coverage (including coverage for eligible dependents, if applicable) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) January 31, 2020; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination.  In the event you become covered under another employer's group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company in writing of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA payments without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall provide you with taxable monthly payments in an amount equal to the premium amount for the first month of your COBRA coverage, and such monthly installments shall be made through the remainder of the COBRA Premium Period.

(c)Stock Options.  You were granted an option to purchase shares of the Company’s common stock, pursuant to the Company’s 2018 Equity Incentive Plan (the “Plan”).  Under the terms of the Plan and your stock option grant agreement, vesting will cease as of the Separation Date; however, you will have up to six (6) months following your Separation Date to exercise any vested options. In all other respects, your options shall continue to be governed by the terms of the applicable grant notices, stock option agreements and the Plan.

(d)Until the Separation Date, you agree to fully cooperate with Company in the orderly transition of your responsibilities, including (i) providing information and materials and (ii) access to information, vendors, and systems, each as requested by the Company.

(e)You acknowledge and agree that, notwithstanding any other provision of this Agreement, in the event you materially breach any of your obligations under this Agreement, you will forfeit your right to receive the Separation Benefits under this Section 2 to the extent not yet paid as of the date of such breach or, if already made as of the time of breach, you will promptly repay such amounts to the Company.

3.Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation (including base salary, bonus, incentive compensation or equity), severance or benefits after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). The parties also acknowledge and confirm that you will not be required to repay your sign-on bonus.

4.Expense Reimbursements.  You agree that, within ten (10) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses pursuant to its regular business practice.

5.Return of Company Property.  By the close of business on the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property in your possession or control.  You further represent that you will make a diligent search to locate any such documents, property and information.  In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then by the close of business on the Separation Date, you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and you agree to provide the Company access to your system, as requested, to verify that the necessary copying and deletion is done.  Your timely compliance with the provisions of this paragraph is a precondition to your receipt of the Separation Benefits provided hereunder.

6.Proprietary Information Obligations.  You acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

7.Nondisparagement.  You agree not to disparage the Company or its affiliates or their respective directors, officers, employees shareholders and agents in any manner likely to be harmful to them or their business, business reputation or personal reputation and the Company agrees to direct its officers not to disparage you in any manner likely to be harmful to you or your personal reputation; provided that both you and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process.  In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation.

8.No Voluntary Adverse Action. You agree that you will not voluntarily (except in response to legal compulsion) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its affiliates or their respective directors, officers, employees or agents.

9.No Admissions.  You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

10.Release of Claims.

(a)General Release.  In exchange for the Separation Benefits provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, its affiliates and their respective current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b)Scope of Release.  The Released Claims include, but are not limited to:  (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the federal Family and Medical Leave Act (as amended), the

California Family Rights Act (as amended), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

(c)ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA and that the consideration given for this waiver is in addition to anything of value to which you are already entitled.  You further acknowledge that you have been advised, as required by the ADEA, that:  (i) your waiver does not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke your acceptance of this Agreement (by providing written notice of your revocation to the Company’s CEO); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).

(d)Section 1542 Waiver. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:  “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”  You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.

(e)Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party; the charter, bylaws, or operating agreements of the Company; or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement.  You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.  You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”).  You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

11.Representations.  You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim.   You further represent that you (on your own behalf and on behalf of any other person or entity) have no employment discrimination, wrongful discharge, false claims act, qui tam/whistleblower, or any other complaints, charges, or actions pending against the Released Parties before any local, state or federal court, tribunal or administrative agency and that you have not sought or accepted any award or settlement from any source or proceeding related to any such claims.  You represent that you are unaware of any potential or actual violations by the Company (or anyone acting on its behalf) of applicable laws, regulations, or compliance policies, or, to the extent you are aware of any such violations, you have reported such concerns to the Company in accordance with its policies and procedures.  If, contrary to the representation made herein, you have any such complaint, charge, or action pending, you will be deemed to have fraudulently induced the Company to provide you with separation benefits and to have materially breached this Agreement, and the Company shall have the right to seek damages against you, including return of all Separation Benefits provided or paid to you, with interest, and to pay the Company’s reasonable attorneys’ fees and expenses, in addition to any other relief available under applicable law, without affecting the validity or enforceability of this Agreement, or any other right that the Company may have.

12.General.  This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If this Agreement is acceptable to you, please sign below and return the original to me within twenty-one (21) days.

I wish you good luck in your future endeavors.

Sincerely,

Arcus Biosciences, Inc.

By:/s/ Terry Rosen

Terry Rosen

CEO

Exhibit A - Proprietary Information and Inventions Agreement

Accepted and Agreed:

/s/ Rekha Hemrajani

Rekha Hemrajani

8/31/2019

Date